SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-13157

                 Rancon Realty Fund III, a California Limited Partnership
                            (Exact name of registrant in its charter)

                      400 South El Camino Real, Suite 1100,
                San Mateo, California 94402-1708: (650) 343-9300
          (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                      Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)



                                      None
                  (Title of all other classes of securities for
       which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)          [ X ]         Rule 12h-3(b)(1)(ii)          [  ]
  Rule 12g-4(a)(1)(ii)         [   ]         Rule 12h-3(b)(2)(i)           [  ]
  Rule 12g-4(a)(2)(i)          [   ]         Rule 12h-3(b)(2)(ii)          [  ]
  Rule 12g-4(a)(2)(ii)         [   ]         Rule 15d-6                    [  ]
  Rule 12h-3(b)(1)(i)          [   [

Approximate number of holders of record as of the certification or notice date:

                                      None




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                                    SIGNATURE




Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, Rancon Realty Fund III, a California Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                              RANCON REALTY FUND III,
                              A CALIFORNIA LIMITED PARTNERSHIP
                              (Registrant)





Date:  May 1, 1998            By:    /s/ Daniel L. Stephenson
                                  ---------------------------
                                   Daniel L. Stephenson
                                   General Partner and Director, President,
                                   Chief Executive Officer and Chief Financial
                                   Officer of Rancon Financial Corporation,
                                   General Partner of Rancon Realty Fund III,
                                   a California Limited


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